UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 10, 2014

B/E AEROSPACE, INC.
(Exact name of registrant as specified in charter)

Delaware	0-18348	06-1209796
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification No.)

1400 Corporate Center Way, Wellington, Florida		33414-2105
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (561) 791-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(d)

On September 15, 2014, B/E Aerospace, Inc. (the “Company”) issued a press release announcing the appointment of Ms. Mary M. VanDeWeghe as a Class I Director of the Company, effective September 11, 2014.  Ms. VanDeWeghe will serve on the Audit Committee of the Board of Directors.  There was no arrangement or understanding between Ms. VanDeWeghe and any other persons pursuant to which she was selected as a director and there are no related party transactions between Ms. VanDeWeghe and the Company.

In connection with her appointment to the Board of Directors, Ms. VanDeWeghe will receive compensation for her service as a director of the Company consistent with that provided to the other non-employee directors.  See the Company’s annual proxy statement under the heading “Compensation of Directors” for further information on compensation paid to non-employee directors.

A copy of the Company’s press release announcing the appointment of Ms. VanDeWeghe is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02(e)

As previously disclosed on August 29, 2014, by B/E Aerospace, Inc. (the “Company”), upon the effectiveness of the separation of the distribution, logistics and technical services business into a separate publicly traded company called KLX Inc. (the “Separation”), Amin J. Khoury, the Chairman and Co-Chief Executive Officer of the Company will cease to serve as Co-Chief Executive Officer of the Company and serve as Executive Chairman of the Company and as the Chairman and Chief Executive Officer of KLX Inc., Werner Lieberherr will serve as Chief Executive Officer of the Company, and Thomas P. McCaffrey will cease to serve as Senior Vice President and Chief Financial Officer of the Company and will serve as the President and Chief Operating Officer of KLX Inc.

Mr. Khoury’s Amended Employment Agreement with the Company

On September 15, 2014, Mr. Khoury entered into an amended and restated employment agreement with the Company, to be effective on the effective date of the Separation.  The agreement has a three-year term.  Mr. Khoury will not receive any severance payments in connection with the changes in his title, duties and responsibilities with the Company, as he has agreed to defer the $11,870,000 severance payment that he would have received on the effective date of the Separation until he ceases to be employed by the Company.  Mr. Khoury has also agreed to forego the accelerated vesting of his equity awards until he ceases to provide services to the Company.

Effective as of the Separation, Mr. Khoury’s annual base salary from the Company will be reduced from its 2014 level by approximately 36% to $900,000, which will result in a similar reduction of his target bonus and annual equity grant amounts (as described below).  Mr. Khoury will have an annual target bonus of no less than 175% of his reduced base salary, as compared to his actual annual bonus target in respect of 2013 of 172% of his then higher base salary.  He will also receive an annual equity grant with a grant date value of no less than 250% of his base salary, which compares with a grant date value of 310% of his then higher base salary in 2013.  In addition, the Company will make tax deferred contributions on behalf of Mr. Khoury to the B/E Aerospace, Inc. 2010 Deferred Compensation Plan with an aggregate annual value of one times his base salary, which is a substantial reduction from the annual retirement compensation that Mr. Khoury was previously provided by the Company.   Mr. Khoury’s aggregate annual compensation, including the annual compensation described below from KLX Inc., will be approximately $3.5 million less than Mr. Khoury’s projected aggregate compensation from the Company with respect to 2014.

If Mr. Khoury’s employment with the Company terminates for any reason, he will be entitled to a lump sum payment of $11,870,000, which represents the deferred severance amount discussed above.  In addition, all of his unvested equity awards will vest immediately upon termination for any reason other than in the event of his retirement.  In addition, Mr. Khoury’s post-retirement consulting agreement has been amended to set his compensation at $209,400 per annum, but in all other respects remains the same.   Upon a change of control of the Company, Mr. Khoury’s employment will terminate and he will be entitled to the severance payment described above and immediate vesting of his outstanding equity awards.  Mr. Khoury’s amended employment agreement does not provide any tax gross-ups.

The remaining terms of Mr. Khoury’s current employment agreement will substantially continue in effect, including his two year post-employment non-compete and non-solicitation covenants.

New Agreements between KLX Inc. and Mr. Khoury and Mr. McCaffrey

On September 15, 2014, each of Mr. Khoury and Mr. McCaffrey entered into a new employment agreement with KLX Inc., to be effective on the effective date of the Separation.  Each agreement has a three-year term.

Under Mr. Khoury’s agreement, he will receive an initial annual base salary of $1,000,000 and an annual target bonus of no less than 175% of his base salary.  Mr. Khoury will also receive an annual equity grant with a grant date value of no less than 250% of his base salary.  Under Mr. McCaffrey’s agreement, he will receive an initial annual base salary of $639,000 and an annual target bonus of no less than 150% of his base salary.  Mr. McCaffrey will also receive an annual equity grant with a grant date value of no less than 325% of his base salary.  KLX Inc. will also make an annual tax deferred contribution on behalf of each of Mr. Khoury and Mr. McCaffrey to a KLX Inc. deferred compensation plan in an amount equal to 100% of his base salary.

KLX Inc. will make initial equity grants to each of Mr. Khoury and Mr. McCaffrey, with the grants consisting of (i) options with a grant date fair value of $7.5 million and restricted stock units with a grant date fair value of $7.5 million for Mr. Khoury and (ii) options with a grant date fair value of $3.75 million and restricted stock units with a grant date fair value of $3.75 million for Mr. McCaffrey.  The options and restricted stock units granted as part of the initial equity grant will vest over three years.  Seventy-five percent of the restricted stock units will be subject to time-based vesting, and the remaining 25% will vest upon the achievement of performance criteria.

If either Mr. Khoury or Mr. McCaffrey terminates employment with KLX Inc. for “good reason,” if Mr. Khoury’s employment is terminated by KLX Inc. or if Mr. McCaffrey’s employment is terminated by KLX Inc. without “cause,” or if either terminates on account of death or disability, he will be entitled to severance equal to 2 times the sum of his base salary and annual bonus.  In addition, all of his unvested equity awards will vest immediately.  If his employment terminates for any other reason, he will not be entitled to severance payments.  Upon a change of control of KLX Inc., each of Mr. Khoury’s and McCaffrey’s employment will terminate and they will be entitled to severance as described above.  No tax gross-ups are provided in either agreement.  Mr. Khoury will be subject to two year non-compete and non-solicitation covenants following the termination of his employment.

Separation Agreement with Mr. McCaffrey

As required under his current employment agreement, Mr. McCaffrey will enter into a separation agreement and mutual release with the Company, to be effective on the effective date of the Separation.  On the effective date of the Separation, Mr. McCaffrey will receive the cash severance provided for under his existing employment agreement upon a termination without “cause.”  In addition, all of Mr. McCaffrey’s unvested Company equity awards that would otherwise vest prior to March 15, 2015 will vest immediately prior to the Separation.  Mr. McCaffrey has agreed to forego accelerated vesting of his outstanding Company equity awards that would otherwise vest after March 15, 2015, and his remaining equity awards will convert into equity awards of KLX Inc. as of the Separation and continue to vest in accordance with their existing terms and conditions.

Item 5.07

The Annual Meeting of Stockholders of the Company took place on September 10, 2014.  Proxies for the meeting were solicited and the proposals described below were submitted to a vote of the Company’s stockholders at the annual meeting.  The following is a brief description of each matter voted on and the results of voting.

1.	Election of Class II Directors.

2.	Approval of a Non-Binding Advisory Vote on Executive Compensation.

3.	Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2014.

The number of shares voted for, against and abstained/withheld, as well as the number of broker non-votes, were as follows:

	For	Against	Abstained/ Withheld	Non Votes
1. Election of Class II Directors:
Amin J. Khoury	80,747,101	–	4,100,664	9,452,030
Jonathan M. Schofield	70,523,264	–	14,324,501	9,452,030
2. Non-Binding Advisory Vote on Executive Compensation	55,572,599	29,114,168	160,998	9,452,030
3. Ratification of Appointment of Deloitte & Touche LLP	91,216,500	3,016,466	66,829	0

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated September 15, 2014 announcing the appointment of Ms. VanDeWeghe as a Class I Director of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B/E AEROSPACE, INC.

	By:	/s/ Eric J. Wesch
		Name:	Eric J. Wesch
		Title:	Vice President - Finance and Treasurer

Date: September 15, 2014

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
99.1	Press release dated September 15, 2014 announcing the appointment of Ms. VanDeWeghe as a Class I Director of the Company.